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                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

        Exhibit 12.01 - Computation of Ratio of Earnings to Fixed Charges
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                                                                                            (in millions, except for ratios)

                                                                                   1999       1998      1997       1996      1995
                                                                              ----------------------------------------------------
YEAR ENDED DECEMBER 31:
Fixed charges:
Interest expense, including amortization of debt issuance costs                   $61.7      $44.8    $  9.0     $  0.3    $  1.6
Estimated interest portion of rents                                                12.0        4.7       3.2        1.5       0.1
Capitalized interest                                                                8.5        3.8       0.2          -         -
Preferred stock dividend                                                              -          -      12.0       17.9      13.6
Gross-up of preferred stock dividend as if it were pre-tax                            -          -       6.8       10.1       7.7
                                                                              ----------------------------------------------------

Total fixed charges as defined                                                     82.2       53.3      31.2       29.8      23.0

Earnings:
Income from continuing operations before income tax expense                       183.4        5.6      94.2       98.3     118.0
Total fixed charges as defined                                                     82.2       53.2      31.2       29.8      23.0
Fixed charges not deducted in the determination of income from
      continuing operations before income tax expense                              (8.5)      (3.8)    (19.0)     (28.0)    (21.3)
                                                                              ----------------------------------------------------

Total earnings as defined                                                        $257.1      $55.0    $106.4     $100.1    $119.7
                                                                              ----------------------------------------------------

Ratio of earnings to fixed charges                                                 3.13       1.03      3.41       3.36      5.21
                                                                              ====================================================


SIX MONTHS ENDED JUNE 30, 2000:

Fixed charges:
Interest expense, including amortization of debt issuance costs                   $31.9
Estimated interest portion of rents                                                 7.3
Capitalized interest                                                                5.9
                                                                              ----------

Total fixed charges as defined                                                     45.1

Earnings:
Income from continuing operations before income tax expense                       127.1
Total fixed charges as defined                                                     45.1
Fixed charges not deducted in the determination of income from
      continuing operations before income tax expense                              (5.9)
                                                                              ----------

Total earnings as defined                                                         166.3
                                                                              ----------

Ratio of earnings to fixed charges                                                 3.69
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